Ex. 99.28(d)(18)(vii)

Amendment to JNL Series Trust

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and First Pacific Advisors, LP

This Amendment is made by and between Jackson National Asset Management, LLC, a limited liability company organized in the State of Michigan (the “Adviser”), and First Pacific Advisors, LP, a limited partnership organized in the state of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Investment Sub-Advisory Agreement effective as of the 27th day of April, 2015, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to the fund or funds (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the reorganization of the JNL/FPA + DoubleLine® Flexible Allocation Fund into the JNL/JPMorgan Global Allocation Fund, thereby terminating the Agreement with respect to the discrete portion of assets managed by Sub-Adviser for the JNL/FPA + DoubleLine® Flexible Allocation Fund.

Whereas, the Parties have agreed to amend the Agreement to remove the JNL/FPA + DoubleLine® Flexible Allocation Fund and its fees, effective April 27, 2020.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2020, attached hereto.

2)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2020, attached hereto.

3)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment upon the terms and conditions hereof and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 27, 2020.

Jackson National Asset Management, LLC		First Pacific Advisors, LP By: FPA GP, Inc. Its: General Partner

By:	/s/ Emily Bennett	By:	/s/ Eric R. Brown
Name:	Emily Bennett	Name:	Eric R. Brown
Title:	Assistant Vice President	Title:	Secretary & Counsel

Schedule A

Dated April 27, 2020

Funds
JNL Multi-Manager Alternative Fund

A-1

Schedule B

Dated April 27, 2020

(Compensation)

JNL Multi-Manager Alternative Fund
[Fees Omitted]

B-1